Cutting Edge Superconductors

Cutting Edge Superconductors produces its worldwide patented MgB2 products for cryogen-free 1.5T MRI, reducing MRI scan cost by 40%. Inventor of Room Temperature Ambient Pressure Superconductor, named CES-2023 that may impact over $1 Trillion markets.


Cutting Edge
Supercon s Inc.
Making Helium-Free MRI's Possible

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DEADLINE: April 5, 2024

in 2 months

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VALUATION

$12,277,554

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Cutting Edge Superconductors is producing MgB2 bulk samples, powders, wires and tapes for the next generation cryogen-free 1.5T MRI based on our patented technology. This next generation MRI is designed to reduce the patient's MRI scan cost by about 40%, significantly enhancing public health services. We are in the process of establishing a manufacturing facility of MgB2 wires in Puerto Rico, which could create high tech jobs for the community. On September 28, 2023, CES discovered a Room Temperature Ambient Pressure Superconductor, named CES-2023 for the first time in the world. CES is investigating CES-2023 for application.

The primary customer is MRI companies, such as GE HealthCare [GE support letter] and ASG Superconductors, and potential customers including Siemens, Phillips, Toshiba, Hitachi. NMR manufacturing companies, such as Bruker and Jeol, are also potential customers, because NMR has the same helium shortage issues. In particular, Bruker wants to test our long length MgB2 wires for their NMR, in order to replace the current NbTi wires by our MgB2 wires.

The end user (the patients/insurance companies) have the opportunity to see the benefits of lower cost MRI imaging.

DEAL HIGHLIGHTS

1. A global leader in Next Generation Cryogen-free 1.5T MRI
2. Patented technology registered in 7 countries: US, Germany, Netherlands, Italy, Japan, China, and Korea
3. Frost and Sullivan North America Innovation Leadership Award for MRI Technology
4. Experienced management team in Science, Technology, and Industry
5. Collaborating with major MRI companies and Superconducting wire companies to bring Cryogen-free 1.5T MRI to market
6. Inventor of Room Temperature Ambient Pressure Superconductor, named CES-2023

SUCCESS TO DATE

- EnterPrize Business Plan competition – **1st Prize** by Guayacan Group, $25,000, Dec. 2011.
- InnoVenture Technology based Business Plan Competition – **2nd Prize** by PR SBTDC, $15,000, June 2012.
- **Frost and Sullivan North America Innovation Leadership Award**, Dec. 2013
- **NSF SBIR Phase I and Phase IB Awards**, $180,000 for manufacturing MgB2 wires for cryogen-free 1.5T MRI in collaboration with LUVATA and GE Global Research, Matching funds from PR Science Trust, $210,000, June 2013 - June 2014.
- **NSF Innovation Corps Award** for conductive polymeric material, $50,000, PI: Dr. Yong-Jihn Kim, June, 2016.
- **Small Business Innovation Incentive** from Puerto Rico Industrial Development Company (PRIDCO) in collaboration with LUVATA and GE Global Research, $50,000, March, 2019 - March, 2023.
- **Job Creation Incentive and Equipment Purchase Incentive** from Puerto Rico Department of Economic Development and Commerce, $80,000, March, 2023.
- **Discovery of Room Temperature Ambient Pressure Superconductor**, named CES-2023, September 28, 2023.



CUTTING EDGE SUPERCONDUCTORS :
WORLD LEADER IN CRYOGEN-FREE 1.5T MRI
Making Helium-Free MRI's Possible
YONG-JIHN KIM, PH. D., FOUNDER
CUTTING EDGE SUPERCONDUCTORS
MAYAGUEZ, PR 00681

PROBLEM

Liquid helium is a cryogenic liquid for the operation of MRI at 4K. **In recent years we have seen the global helium supply crisis impacting the MRI industry** [1, 2] and Scientific community [3]. For instance, in October and November 2022, NBC News and Forbes reported that it may lead to a medical crisis, because the future of MRI is uncertain [1, 2]. On June 24, 2022, Harvard Crimson also reported that Harvard Physics labs were forced to shut down equipment and suspend projects due to the Helium shortage [3]. About 30% of Helium is consumed for MRI, whereas about 14% of Helium is consumed for laboratory applications in the US.

An MRI needs about 1,700 liters of liquid Helium to operate at 4K [1]. In the US, over 12,000 MRIs are operating. The price of helium was about $5 per liter a decade ago, however it is over $20 per liter now and fluctuating [4].

We believe Cutting Edge Superconductors (CES) is a leader in helium cryogen-free 1.5T MRI and cryogen-free NMR, based on its patent on MgB2 superconductor technology. Dr. Kim, CEO of CES, identified the superconducting mechanism of MgB2, the most important scientific problem in MgB2 research, by inventing the Testardi correlation technique, spotlighted in a review paper on MgB2 [5] in 2001. Furthermore, he invented the world's best patented technique for producing the highest critical current density of MgB2 wires and founded CES in 2011.

CES also discovered a Room Temperature Ambient Pressure Superconductor, named CES-2023 on September 28, 2023 [10] and this material and its manufacturing method are patent pending.

SOLUTION

Cutting Edge Superconductors (CES) has an international patent for increasing critical currents of MgB2 wires and tapes, enabling cryogen-free 1.5T MRI and cryogen-free NMR. The patent is registered in 7 countries, such as US (7,791,343), EU (2,173,247, registered in Germany, Netherlands, and Italy), Japan (5,792,462), China (1,258,335), and Korea (10-1092345). This next generation MRI is designed to reduce the patient's MRI scan cost by about 40%, significantly enhancing public health services.

CES manufactures its proprietary MgB2 bulk samples, Fig. 1, and Nickel sheathed MgB2 wires, Fig. 2. Our MgB2 wires show superb critical current behavior compared to other company's wires, as shown below, Fig. 3.

On September 28, 2023, CES discovered a Room Temperature Ambient Pressure Superconductor, named **CES-2023, Fig. 4**, and this material and its manufacturing method are patent pending. Fig. 5 shows the levitation of CES-2023 beside a 90 degree tilted magnet, called quantum locking, the fingerprint of superconductivity.



Fig. 1. CES's proprietary MgB2 bulk samples



Fig. 2. CES's Ni sheathed MgB2 wire


Critical Current Density Jc (A/cm²)
Magnetic Field (T)
20K
CES
Hypertech
10²
10³
10⁴
10⁵
1
2
3
4
5
6
7

Fig. 3. Comparison of critical current densities of MgB2 wires from CES and Hypertech research



Fig. 4. Room Temperature Ambient Pressure Superconductor, named CES-2023, patent pending.



Fig. 5. Levitation of CES-2023 beside a 90 degree tiled magnet, with thin edge, barely touching the magnet and thick part away from the magnet, showing quantum locking.

BUSINESS MODEL

CES is planning to supply its proprietary MgB2 material to superconducting wire companies and MRI companies to cover the global MRI market. Each MRI needs 20 km long MgB2 wires and tapes that require 20kg of MgB2 material.

CES plans to charge $100,000 for 20kg MgB2 material. CES is planning to produce tons of its proprietary MgB2 material per year, and is planning to also sell the licensing of its worldwide patented technology, for MgB2 bulk samples, powders, MgB2 wires and tapes, and related apparatus, including magnets, MRI, and NMR. Licensing deals are expected to contribute with an upfront fee and royalties of about 3%-5% of the gross sales.

> **The MRI market size in 2021 is estimated to be $7.26 Billion and is predicted to reach $12 Billion by 2030 with a CAGR (Compound Annual Growth Rate) of 6.2%.**
>
> ---
> *Yahoo! Finance*

MARKET

The MRI market size in 2021 is estimated to be $7.26 Billion and is predicted to reach $12 Billion by 2030 with a CAGR (Compound Annual Growth Rate) of 6.2% [1]. Since the current market size figure needs subscription, we show the market size estimate up to 2016, $5.4 Billion in Fig. 1. The current shortage of Helium may lead to a medical crisis [2]. NMR (Nuclear Magnetic Resonance) can be regarded as a small scale MRI for materials study. It has a market size of $0.86 Billion in 2020 [3]. Our CES-2023 may impact global markets of over $1 Trillion value due to the following advantages:

1. No energy loss, impacting electric power transmission and distribution, market size, $318 B, in 2022 [4]
2. No heat, impacting PCB (Printed Circuit Board), market size, $87.8 B, in 2022 [5], impacting smartphone, market size, $485 B, in 2022 [6], impacting electric appliances, market size, $523 B, in 2022 [7].
3. No cooling, impacting MRI and NMR, market size, $8 B, in 2022 [1,3].


Superconductor Market Size
Current Major Applications


$Billions
7
6
5
4
3
2
1
0

	2011	2012	2014	2016
Research & Technological Development (RTD)	1.2	1.2	1.3	1.4
Magnetic Resonance Imaging (MRI)	5.1	5.2	5.3	5.4
TOTAL of RTD & MRI	6.3	6.4	6.6	6.8

Fig. 1. MRI Market size

PRESS

- **News Is My Business**
  14 companies picked to participate in 'Pymes Innovadoras' program
- **PR Newswire**
  Frost & Sullivan: CES Improved the Superconducting Properties of Magnesium Diboride Wires to Help Deliver Image Quality that is Comparable with Current MRI Scans'
- **Imaging Technology News**
  Improved Magnesium Diboride Wires Deliver MRI-Level Image Quality
- **SNNLive**
  Cutting Edge Superconductors, Inc., 2014, Inaugural Growth Capital Expo 2014 in Las Vegas, NV
- **CEOCFO Interviews**
  Superconducting Wire for Next Generation MRI

TEAM



Yong-Jihn Kim, Ph. D.

President and CEO

Proven record of excellence in superconductivity. He identified the superconducting mechanism in MgB2, the most important scientific problem in MgB2 research. He also invented a patented technique to produce the highest critical current densities of MgB2 for next generation cryogen-free 1.5T MRI. Based on this technique, he founded Cutting Edge Superconductors (CES), Inc. on November 22, 2011, in Mayaguez, Puerto Rico. On September 28, 2023 he discovered the Room Temperature Ambient Pressure Superconductor, named CES-2023, for one of the first times in the world.



Hem Kanithi, Ph. D.

Senior Technical Advisor

Former Business Development VP and Head of R&D at LUVATA, no.1 manufacturer of superconducting wires for MRI. He developed process technology for NbTi to exhibit some of the highest critical current densities available today while attaining long piece lengths on an industrial scale. As a result, LUVATA currently supplies NbTi products to produce over 1/3 of global MRI scanners.



Victor M. Rivera-Burgos

Senior Strategy Advisor

A seasoned Strategic Alliance Developer & Promoter of Collaborative Business Relationships, who has published several e-books on the Business Collaboration Process and has been a member of the Association of Strategic Alliance Professionals since 2013.
▪ Experience at the local, regional, and national level managing business and economic development programs/projects (New York Director and Regional Director of U.S. Small Business Administration and National Director of Minority Business Development Agency/U.S. Department of Commerce).
▪ International experience in economic development includes heading the Latin America and Caribbean Bureau at the U.S. Agency for International Development (AID), administering its $1.5 billion economic assistance program. This position required U.S. Senate confirmation.
▪ SBA District Office of the Year Award and Arthur S. Flemming Award as “One of the Ten Outstanding Young Men in Federal Service.”

USE OF PROCEEDS

If the offering's maximum amount of $598,212 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$100,000	16.7%
Equipment	$100,000	16.7%
Materials and Inventory	$100,000	16.7%
Research and Development	$163,900	27.4%
Intellectual Property ("IP") Expense	$30,000	5.0%
Travel	$50,000	8.4%
Rent and Utilities	$25,000	4.2%
Intermediary fees	$29,312	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Cutting Edge Superconductors, Inc. . This offering must raise at least $10,000 by April 5, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Cutting Edge Superconductors may issue additional securities to raise up to $598,212, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

128,757,663 shares
× $0.10 per share

$12,875,766 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Jan 31, 2024 • Primary offering of 5,982,120 shares at $0.10

Aug 30, 2023 • Dear shareholders, We appreciate your support...

Aug 24, 2023 • 1. LK-99 thin film on a...

Aug 22, 2023 • LK-99, the 1st sample, test results: electrical...

Aug 18, 2023 • Cutting Edge Superconductors is ready to...

Aug 17, 2023 • Recently we have got $100,000 for equipment...

Aug 16, 2023 • Leadforce just engaged in our equity...

Aug 9, 2023 • Cutting Edge Superconductors will make LK-99 by...

Aug 6, 2023 • Room temperature...

Jul 19, 2023 • Helium-free MRI is possible, Facebook...

Jul 14, 2023 • Exit Strategy, Our exit strategies are the...

Jul 13, 2023 • Business model, Our business model consists of...

Jul 12, 2023 • Dividend Policy The longest-established...

Jul 6, 2023 • Cutting Edge Plastics is a separate company in...

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